EXHIBIT 99.1

                  ILM II ANNOUNCES SALE OF ITS 75% INTEREST
                IN ITS SANTA BARBARA SENIOR LIVING FACILITY TO
                           CAPITAL SENIOR LIVING CORP.


FOR IMMEDIATE RELEASE:


      August 30, 2000, Tysons Corner, Virginia: ILM II Senior Living, Inc. announced today that it has sold to Capital Senior Living Corporation (NYSE:
CSU) its 75% interest in its senior living facility located in Santa Barbara, California in consideration of Capital's payment of approximately $10 million and the assumption by Capital of all of the transaction costs incurred to date by the Company in connection with its previously announced proposed merger with Capital. The remaining 25% co-tenancy interest in the Santa Barbara facility was owned by ILM Holding, Inc., a subsidiary of ILM Senior Living, Inc., and was transferred to Capital at the time the ILM Senior Living and Capital merger was consummated.

      The Company determined to sell its interest in the Santa Barbara facility because of the following factors: Capital had publicly announced that it did not receive and was not at that time in possession of sufficient loan proceeds with which to consummate the proposed merger; the Company's Board of Directors believed that the purchase price (for the Santa Barbara facility) was fair, from a financial point of view; and, the merger agreement relating to the proposed merger provides that if the proposed merger is not consummated by September 30, 2000, it may be terminated by either the Company or Capital, and that if Capital has consummated its proposed merger with ILM Senior Living (which it has), at the time of the termination, the Company would be contractually obligated to sell to Capital its 75% interest in the Santa Barbara facility.

      In connection with the proposed merger, Capital has recently announced that it is in the process of seeking alternative financing resources. At this time, there is no certainty as to whether Capital will be able to obtain alternative financing, or if so obtained, whether it will be sufficient to consummate the proposed merger. Similarly, there can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.

      If you have any questions regarding this press release, please call ILM II, toll free at 1-888-257-3550.

                                    * * *

      THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE OUR ACTUAL RESULTS




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TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE
ANTICIPATED AND CERTAIN OF WHICH ARE BEYOND OUR CONTROL. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.